                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                             Cardiac Pathways Corporation
                                   (Name of Issuer)

                             Common Stock Par Value $.001
                            (Title of Class of Securities)

                                      141408104
                                    (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 141408104   13G                     Page 2 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners IV, Limited Partnership
06-1237975
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------
Number of             (5)    Sole Voting Power         6,376 shares of
Shares                                                 common stock
Beneficially
Owned by             (6)    Shared Voting Power        Not applicable
Each
Reporting            (7)    Sole Dispositive Power     6,376 shares of
Person                                                 common stock
With
                      (8)    Shared Dispositive Power   Not applicable
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

6,376 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 141408104 13G                              Page 3 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates IV, LLC
06-1462390
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------
Number of             (5)    Sole Voting Power         Not applicable
Shares
Beneficially         (6)    Shared Voting Power       6,376 shares of
Owned by                                                common stock
Each
Reporting            (7)    Sole Dispositive Power    Not applicable
Person
With                 (8)    Shared Dispositive Power  6,376 shares of
                                                         common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,376 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   00-LLC

Cusip No. 141408104 13G                              Page 4 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak IV Affiliates Fund, Limited Partnership
06-1256163
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------
Number of         (5)    Sole Voting Power          291 shares of common
 Shares                                               stock
 Beneficially
 Owned by         (6)    Shared Voting Power        Not applicable
 Each
 Reporting        (7)    Sole Dispositive Power     291 shares of common
 Person                                              stock
 With             (8)    Shared Dispositive Power   Not applicable
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   291 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


   PN

Cusip No. 141408104 13G                              Page 5 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak IV Affiliates
06-1256164
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Connecticut
-------------------------------------------------------------------
Number of        (5)  Sole Voting Power         Not applicable
Shares
Bene-            (6)  Shared Voting Power      291 shares of
ficially                                       common stock
Owned by
Each             (7)  Sole Dispositive Power    Not applicable
Reporting
Person           (8)  Shared Dispositive Power  291 shares of
With                                            common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   291 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


   PN

Cusip No. 141408104  13G                              Page 6 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------
Number of        (5)   Sole Voting Power           Not applicable
Shares
Bene-            (6)   Shared Voting Power         6,667 shares of
ficially                                           common stock
Owned by
Each             (7)   Sole Dispositive Power      Not applicable
Reporting
Person           (8)   Shared Dispositive Power    6,667 shares of
With                                               common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,667 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)


   CO

Cusip No. 141408104  13G                              Page 7 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------
Number of      (5)    Sole Voting Power          Not applicable
Shares
Bene-          (6)    Shared Voting Power        6,667 shares of
ficially                                         common stock
Owned by
Each           (7)    Sole Dispositive Power     Not applicable
Reporting
Person         (8)    Shared Dispositive Power   6,667 shares of
With                                             common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,667 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104  13G                              Page 8 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only

------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------
Number of      (5)    Sole Voting Power          Not applicable
Shares
Bene-          (6)    Shared Voting Power        6,667 shares of
ficially                                         common stock
Owned by
Each           (7)    Sole Dispositive Power     Not applicable
Reporting
Person         (8)    Shared Dispositive Power   6,667 shares of
With                                             common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,667 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104  13G                              Page 9 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------
Number of          (5)    Sole Voting Power          Not applicable
Shares
Bene-              (6)    Shared Voting Power        6,667 shares of
ficially                                             common stock
Owned by
Each               (7)    Sole Dispositive Power     Not applicable
Reporting
Person             (8)    Shared Dispositive Power   6,667 shares of
With                                                 common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,667 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 141408104  13G                             Page 10 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------
Number of           (5)    Sole Voting Power          Not applicable
Shares
Bene-               (6)    Shared Voting Power        6,667 shares of
ficially                                              common stock
Owned by
Each                (7)    Sole Dispositive Power     Not applicable
Reporting
Person              (8)    Shared Dispositive Power   6,667 shares of
With                                                  common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,667 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104  13G                             Page 11 of 18 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------
Number of          (5)    Sole Voting Power         Not applicable
Shares
Bene-              (6)    Shared Voting Power       6,667 shares of
ficially                                            common stock
Owned by
Each               (7)    Sole Dispositive Power     Not applicable
Reporting
Person             (8)    Shared Dispositive Power   6,667 shares of
With                                                 common stock
-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   6,667 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   Less than 0.1%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 12 of 18 pages

                                     Schedule 13G
                                   Amendment No. 1
                            Common Stock, Par Value $.001
                                 CUSIP No. 141408104

Item 1(a)      Name of Issuer:
               Cardiac Pathways Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               955 Benecia Avenue
               Sunnyvale, CA 94086

Item 2(a)      Name of Person filing:

     Oak Investment Partners IV, Limited Partnership
     Oak Associates IV, LLC
     Oak IV Affiliates Fund, Limited Partnership
     Oak IV Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, $.001 par value

Item 2(e)      CUSIP Number: 141408104

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon

9,529,805 shares outstanding as of October 21, 1997, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, plus the shares issuable upon exercise of the warrants described in the following sentence. Amounts shown as beneficially owned include currently exercisable Warrants to purchase 6,376 shares of Common Stock and 291 shares of Common Stock held by Oak Investment Partners IV, Limited Partnership, and Oak IV Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners IV
                              Limited Partnership

                              By:  Oak Associates IV, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------------
                                   Managing Member

                              Oak Associates IV, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------------
                                   Managing Member

                              Oak IV Affiliates Fund, Limited
                              Partnership

                              By:  Oak IV Affiliates, As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------------
                                   General Partner


                              Oak IV Affiliates


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------------
                                   General Partner

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              -------------------------------
                              Name:
                              Title:



                              /s/ Bandel L. Carano
                              -------------------------------
                              Bandel L. Carano



                              /s/ Gerald R. Gallagher
                              -------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              -------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              -------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              -------------------------------
                              Eileen M. More

                                  INDEX TO EXHIBITS


                                                       Page


EXHIBIT A           Agreement of Reporting Persons     17